Corporate Headquarters: 16005 Los Gatos Blvd, Los Gatos, CA 95032

Investor Relations Contact:	Company Contact:
Jody Burfening/Elric Martinez	Barry Cinnamon, President and CEO
Lippert / Heilshorn & Associates	Akeena Solar, Inc.
(212) 838-3777	(888) 253-3628
emartinez@lhai.com	bcinnamon@akeena.net

Akeena Solar Announces Fourth Quarter and Year-End 2007 Results
- Q4 2007 Revenue Reaches Record $10.3 Million, 130% Growth over Q4 2006 -

LOS GATOS, CA, March 13, 2008 - Akeena Solar, Inc. (NASDAQ: AKNS), a leading designer and installer of solar power systems, today announced results for the fourth quarter and year ended December 31, 2007.

“2007 was a transformational year for Akeena. We exceeded our goal of 135% revenue growth, vastly expanded our sales footprint, and scaled our infrastructure to support a $100 million company,” said Barry Cinnamon, president and chief executive officer Akeena Solar. “And to cap it all off, we launched Andalay, our proprietary solar panel installation system.”

“We expect to complete the transition to Andalay by the end of the year,” added Cinnamon. “Favorable reports from customers and our installation teams bear out the advantages of Andalay: lower installation costs, faster installation times and enhanced aesthetics compared to ordinary systems. These marketing messages are resonating among prospective customers. As customers compare Andalay to ordinary solar panels, they are persuaded by the long-term reliability benefits gained by building the racking, wiring and grounding into the solar panel at the factory.”

Cinnamon concluded, “Our established brand and reputation for customer service coupled with our proprietary Andalay technology set Akeena apart and position us at forefront of the solar power industry.”

“Our transition to Andalay in 2008 will simplify our back-office processes and logistics, yielding greater operational efficiencies in our business model,” said Gary Effren, chief financial officer of Akeena. “As we scale the business these productivity improvements will put us on a path to sustainable profitability. We remain committed to achieving EBITDA breakeven by year-end, adjusted for non-cash stock-based compensation expenses, which will position us to make substantial progress toward reaching GAAP profitability by the end of 2009.”

Recent Corporate Highlights

▪	In November, Akeena raised $26.1 million through a private placement of shares, which gives the company the financial flexibility to support its growth plans in 2008.

▪	In mid December, Akeena expanded into the Palm Springs area, marking the seventh new office opened in 2007.

▪	In late December, Akeena received a commitment from Comerica Bank to increase its existing credit line from $7.5 million to $25 million.

▪
In early January, Akeena announced it had signed a license agreement with Suntech Power Holdings Co., Ltd. for the distribution of its state-of-the-art solar panel technology, Andalay, in Europe, Japan and Australia.

▪	In late February, Akeena expanded into the Thousand Oaks area, marking the first new office opened in 2008 and tenth overall.

▪	In mid March, Akeena entered into a strategic partnership with Kyocera, the fourth largest worldwide solar manufacturer, to manufacture Andalay solar panels in 2008.

▪
In mid March, Akeena was notified by the U.S. Patent Trade Office (USPTO) that certain Andalay technology claims are allowable. The company continues to work with the USPTO to finalize the patent award.

Financial Results
Net sales for the fourth quarter of 2007 were $10.3 million, an increase of 130%, compared to $4.5 million in net sales in the fourth quarter of 2006 and increase of 27.6% compared to $8.1 million in sales in the third quarter of 2007. Growth in the fourth quarter over both the same quarter last year and the prior quarter reflects higher volume of residential and commercial installations.

Gross profit for the fourth quarter 2007 was $1.9 million, or 18.2% of sales, compared to $0.8 million, or 17.2% of sales, in the fourth quarter of 2006 and compared to $1.7 million, or 21.0% of sales in the third quarter of 2007. On a year-over-year basis, the improvement in gross margin reflects better absorption of engineering and semi-fixed installation expenses. Sequentially, the decline in gross margin reflects a higher proportion of commercial installations in the fourth quarter revenue mix.

Operating expenses for the fourth quarter of 2007 grew to $6.5 million compared to $1.9 million for the same period last year as the company significantly expanded its infrastructure during the year to support its growth plans. The infrastructure expansion included opening six new offices and more than doubling sales, marketing and installation staff. Stock-based compensation was $1.3 million in the fourth quarter of 2007 compared with $29,000 in the fourth quarter of 2006. Compared to the third quarter of 2007, operating expenses rose $1.0 million reflecting $0.5 million of stock-based compensation and $0.5 million of higher salaries and compensation expense including year- end bonuses. Total operating expenses, excluding stock-based compensation expense, depreciation and amortization, declined from 56% of revenue in the third quarter to 49% in the fourth quarter. Net loss for the fourth quarter of 2007 was $4.5 million, or $0.18 per share, compared to net loss of $1.2 million, or $0.07 per share, in the fourth quarter of 2006.

Installations for the quarter amounted to 1,316 kilowatts compared to 515 kilowatts last year and 1,005 kilowatts in the third quarter.

For the year ended December 31, 2007, the company reported net sales of $32.2 million, an increase of 140.6% over net sales of $13.4 million for 2006. Gross profit was $6.8 million, or 21.2% of sales compared to gross profit of $2.9 million, or 22.0% of sales in 2006. The 0.8% decrease in the gross profit margin reflects a higher proportion of commercial installations in the revenue mix in 2007. Stock-based compensation was $2.3 million in 2007 compared to $38,000 in 2006. Net loss for 2007 was $11.0 million, or $0.52 per share, compared to a net loss of $1.8 million, or $0.16 per share, in 2006. Cash and cash equivalents at December 31, 2007 were $22.3 million. Common shares outstanding at December 31, 2007 were 27,410,684.

Outlook

For 2008, management anticipates increasing revenue by approximately 100% over 2007 revenue of $32.2 million and achieving EBITDA breakeven, adjusted for non cash stock-based compensation expense of approximately $4.2 million, by the end of the year. For the first quarter 2008, management expects revenue of approximately $12 million. A significant expansion of the company’s sales office footprint may change management’s financial goals for 2008.

Conference Call Information
Akeena Solar will host an earnings conference call at 11:00 a.m. Pacific Time (2:00 p.m. Eastern Time) today to discuss its fourth quarter 2007 earnings results. Management will discuss strategy, review quarterly activity, provide industry commentary, and answer questions.

The call is being webcast and can be accessed from the “Investor Relations” section of the company’s website at www.akeena.com. If you do not have Internet access, please dial 866-700-6979 in the U.S. International callers should dial 617-213-8836. The passcode is 62234475. If you are unable to participate in the call at this time, the webcast will be archived on the company’s website. In addition, a telephonic replay will be available for two business days, beginning two hours after the call. To listen to the replay, in the U.S., please dial 888-286-8010. International callers should dial 617-801-6888. The passcode is 86914789.

About Akeena Solar, Inc. (NASDAQ: AKNS)
Founded in 2001, Akeena Solar's philosophy is simple: We believe producing clean electricity directly from the sun is the right thing to do for our environment and economy. Akeena Solar has grown to become one of the largest national installers of residential and commercial solar power systems in the United States. The company’s new solar installation technology, Andalay, is the only solar panel system with integrated racking, wiring and grounding. Andalay panels offer unprecedented reliability, performance and aesthetics. For more information, visit Akeena Solar's website at www.akeena.com

Safe Harbor
Statements made in this release that are not historical in nature constitute forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “expects,” “plans” “will,” “may,” “anticipates,” believes,” “should,” “intends,” “estimates,” and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, the effectiveness, profitability, and marketability of such products, the ability to protect proprietary information, the impact of current, pending, or future legislation and regulation on the industry, the impact of competitive products or pricing, technological changes, the ability to identify and successfully acquire, integrate and manage client accounts and locations and deliver our services to customers of businesses and accounts acquired from third parties, the effect of general economic and business conditions. All forward-looking statements included in this release are made as of the date of this press release, and Akeena Solar assumes no obligation to update any such forward-looking statements.

- Tables to Follow -

AKEENA SOLAR, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Net sales	$10,320,150	$4,487,585	$32,211,761	$13,390,139
Cost of sales	8,445,880	3,715,358	25,372,691	10,444,539
Gross profit	1,874,270	772,227	6,839,070	2,945,600

Operating expenses
Sales and marketing	2,102,767	735,257	5,978,799	1,562,732
General and administrative	4,352,059	1,198,360	11,941,700	3,124,454
Total operating expenses	6,454,826	1,933,617	17,920,499	4,687,186
Loss from operations	(4,580,556)	(1,161,390)	(11,081,429)	(1,741,586)

Other income (expense)
Interest income (expense), net	114,665	(24,112)	34,650	(67,655)
Total other income (expense)	114,665	(24,112)	34,650	(67,655)
Loss before provision for income taxes	(4,465,891)	(1,185,502)	(11,046,779)	(1,809,241)
Provision for income taxes	-	-	-	-
Net loss	$(4,465,891)	$(1,185,502)	$(11,046,779)	$(1,809,241)

Loss per common and common equivalent share:
Basic	$(0.18)	$(0.07)	$(0.52)	$(0.16)
Diluted	$(0.18)	$(0.07)	$(0.52)	$(0.16)
Weighted avarage shares used in computing loss per common and common equivalent share:
Basic	25,465,409	15,877,751	21,117,399	11,193,143
Diluted	25,465,409	15,877,751	21,117,399	11,193,143

AKEENA SOLAR, INC.
Consolidated Balance Sheet
	December 31,	December 31,
	2007	2006
Assets
Current assets
Cash and cash equivalents	$22,313,717	$992,376
Accounts receivable, net	9,465,055	3,434,569
Other receivables	278,636	5,000
Inventory	8,848,467	1,791,816
Prepaid expenses and other current assets, net	3,055,787	833,192
Total current assets	43,961,662	7,056,953
Property and equipment, net	1,796,567	194,867
Due from related party	-	21,825
Customer list, net	84,698	230,988
Goodwill	318,500	-
Other assets	162,880	24,751
Total assets	$46,324,307	$7,529,384

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$6,716,475	$2,053,567
Customer rebate payable	346,097	1,196,363
Accrued liabilities	1,431,880	622,184
Accrued warranty	647,706	508,655
Common stock issuable	236,438	175,568
Deferred purchase price payable	20,000	-
Deferred revenue	1,442,834	981,454
Credit facility	-	500,000
Current portion of capital lease obligations	24,130	12,205
Current portion of long-term debt	191,845	17,307
Total current liabilities	11,057,405	6,067,303

Capital lease obligations, less current portion	46,669	42,678
Long-term debt, less current portion	644,595	28,673
Total liabilities	11,748,669	6,138,654

Commitments, contingencies and subsequent events

Stockholders' equity:

Preferred stock, $0.001 par value; 1,000,000 shares authorized; none issued and outstanding at December 31, 2007 and December 31, 2006	-	-
Common stock $0.001 par value; 50,000,000 shares authorized; 27,410,684 and 15,877,751 shares issued and outstanding at December 31, 2007 and December 31, 2006	27,411	15,878
Additional paid-in capital	47,176,080	2,955,926
Accumulated deficit	(12,627,853)	(1,581,074)
Total stockholders' equity	34,575,638	1,390,730
Total liabilities and stockholders' equity	$46,324,307	$7,529,384